EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER APPOINTS PHIL HODGES

CHIEF SUPPLY CHAIN OFFICER

BOSTON (May 22, 2023) -- The Boston Beer Company, Inc. (NYSE: SAM), today announced that it has hired Philip A. Hodges as its Chief Supply Chain Officer. Mr. Hodges will report to Chief Executive Officer David A. Burwick and will have primary responsibility for overseeing the Company’s integrated supply chain, including brewery management, procurement, customer service, engineering, safety, quality and planning.

Hodges, with over 30 years of senior operations experience in the consumer-packaged goods industry, has been an advisor for the Company in supply chain management since May 2022. During this time, he has helped Boston Beer begin to improve its brewery performance by reducing freight and warehousing costs, implementing systems to improve forecasting and inventory management, and enabling the company to be more reactive to changing demand.

Prior to his work with Boston Beer, Hodges served as the Executive Vice President of Group Supply Chain at the Carlsberg Group, an international brewing company based in Zurich, from February 2017 to June 2022. Before that, he was appointed Group Director and Chief Supply Chain Officer for SABMiller. From 2011 to 2015, he served as Senior Vice President of Integrated Supply Chain Europe for Mondelēz International, a multinational beverage and snack food company, with his office in Zurich. Before that, Hodges held various senior operations roles with Kraft Foods Group from 1991 to 2011.

“Phil has influenced our Supply Chain approach since he first started consulting with us last year,” said Burwick. “The Supply Chain team has been working hard to modernize our supply chain through investments in equipment and process and by implementing thoughtful, gross margin savings plans. We’re looking forward to the significant impact Phil will now make in his new leadership position as our CSCO as we seek to generate substantial gross margin expansion from our supply chain over the next few years.”

About Boston Beer Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Truly Vodka Soda, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head, Hard Mountain Dew, and Jim Beam Kentucky Coolers, as well as other craft beer brands from Angel City Brewery and Coney Island Brewing. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

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